Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Idearc Inc. Long Term Incentive Plan, of our report dated March 10, 2006, with respect to the consolidated balance sheets of Idearc Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, parent’s equity, cash flows and financial statement schedule for each of the three years in the period ended December 31, 2005, included in the Registration Statement on Form 10, as amended (No. 001-32939), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

January 8, 2007